Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated July 18, 2025, except as to the effects of the Merger Transaction as described in Note 1 and Note 6, as to which the date is January 2, 2026, with respect to the financial statements of Deep Isolation Nuclear, Inc. included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

New York, NY

January 2, 2026